As filed with the Securities and Exchange Commission on April 11, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ensco Rowan plc

(Exact name of Registrant as specified in its charter)

England and Wales	98-0635229
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Chesterfield Gardens

London, England W1J 5BQ

(Address of Principal Executive Offices, including Zip Code)

Amended and Restated 2013 Rowan Companies plc Incentive Plan

2009 Rowan Companies, Inc. Incentive Plan

(Full titles of the plans)

Michael McGuinty

Senior Vice President, General Counsel and Secretary

Ensco Rowan plc

6 Chesterfield Gardens

London, England W1J 5BQ

44 (0) 207 659 4660

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Tull Florey

Gibson, Dunn and Crutcher LLP

811 Main Street, Suite 3000

Houston, TX 77002

Telephone:  346-718-6767

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares, nominal value $0.40 per share	5,577,842	$4.01	$22,367,146.42	$2,710.90

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional Class A ordinary shares, nominal value $0.40 per share (the “Ordinary Shares”) of Ensco Rowan plc (the “Registrant”) that become issuable by reason of any stock dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding ordinary shares.

(2)

Represents 4,885,940 Ordinary Shares available for issuance or subject to outstanding awards under the Amended and Restated 2013 Rowan Companies plc Incentive Plan and 691,902 Ordinary Shares subject to outstanding awards under the 2009 Rowan Companies, Inc. Incentive Plan (collectively, the “Equity Plans”), which the Registrant assumed in connection with the transaction further described herein.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Ordinary Shares as reported on the New York Stock Exchange on April 5, 2019.

EXPLANATORY NOTE

On April 11, 2019, pursuant to a Transaction Agreement, dated as of October 7, 2018, as amended (the “Transaction Agreement”), by and between the Registrant and Rowan Companies, plc, a public limited company organized under the Laws of England Wales (“Rowan”), the Registrant acquired all of the issued and outstanding share capital of Rowan (the “Transaction”).

This Registration Statement is being filed for the purpose of registering up to 5,577,842 Ordinary Shares, representing 4,885,940 Ordinary Shares issuable pursuant to the Amended and Restated 2013 Rowan Companies plc Incentive Plan and 691,902 Ordinary Shares issuable pursuant to outstanding awards under the 2009 Rowan Companies, Inc. Incentive Plan, each of which the Registrant has assumed in connection with the Transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required in Part I of this Registration Statement is included in one or more prospectuses for the Equity Plans that are not filed as part of this Registration Statement in accordance with Rule 428 of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents, previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

•                  the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 28, 2019;

•                  the Current Reports on Form 8-K filed on January 29, 2019, February 21, 2019, February 27, 2019, and March 11, 2019, respectively; and

•                  the description of Class A Ordinary Shares contained in the Registrant’s Current Report on Form 8-K filed with the Commission on May 15, 2012, as the Registrant may update that description from time to time.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                   Interests of Named Experts and Counsel.

Not applicable.

Item 6.                   Indemnification of Directors and Officers.

The discussion below summarizes the material indemnification provisions of the Registrant’s Articles of Association (the “Articles”), certain sections of the U.K. Companies Act 2006 (the “Companies Act 2006”) related to indemnification, and contractual indemnity provisions under which directors or officers of the Registrant are insured or indemnified against liability.

Article 138 of the Articles provides:

138. INDEMNITY

138.1 To the extent permitted by the Acts and without prejudice to any indemnity to which any person may otherwise be entitled, the Company shall:

(a) indemnify to any extent any person who is or was a director or officer of the Company, or a director or officer of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company;

(b) indemnify to any extent any person who is or was a director or officer of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the Company’s activities as trustee of an occupational pension scheme;

(c) create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorised or permitted by law and including as part thereof provisions with respect to any or all of the foregoing paragraphs or this Article 144.1 to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

138.2 Where a person is indemnified against any liability in accordance with Article 138.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

Article 84 of the Articles provides:

84. INSURANCE

Subject to the provisions of the Acts, the board may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was a director, alternate director or officer of the Company or of any associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust or any other liability which may lawfully be insured against by the Company.

Section 232 of the Companies Act 2006 provides as follows:

232 Provisions Protecting Directors from Liability

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by-

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 233 of the Companies Act 2006 provides as follows:

233 Provision of Insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

Section 234 of the Companies Act 2006 provides as follows:

234 Qualifying Third Party Indemnity Provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against-

(a) any liability of the director to pay-

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director-

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose-

(a) a conviction, judgment or refusal of relief becomes final-

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of-

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief undersection

661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 of the Companies Act 2006 provides as follows:

235 Qualifying Pension Scheme Indemnity Provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against-

(a) any liability of the director to pay-

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose-

(a) a conviction becomes final-

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of-

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 239 of the Companies Act 2006 provides as follows:

239 Ratification of Acts of Directors

(1) This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2) The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3) Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4) Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him. This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5) For the purposes of this section-

(a) “conduct” includes acts and omissions;

(b) “director” includes a former director;

(c) a shadow director is treated as a director; and

(d) in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6) Nothing in this section affects-

(a) the validity of a decision taken by unanimous consent of the members of the company, or

(b) any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7) This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.

Section 1157 of the Companies Act 2006 provides as follows:

1157 Power of the Court to Grant Relief in Certain Cases

(1) If in proceedings for negligence, default, breach of duty or breach of trust against-

(a) an officer of a company, or

(b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust-

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

Under Section 250 of the Companies Act 2006, a “director” is defined to include “any person occupying the position of director, by whatever name called.” and a “shadow director” is defined under Section 251 of the Companies Act 2006 to include “a person in accordance with whose directions or instructions the directors of the company are accustomed to act.” (subject to certain exceptions as set out in Sections 251(b) and (c)). In the Registrant’s case, references in the Companies Act 2006 to a “director” would also include certain officers.

Indemnity Agreements and Insurance

Each of the Registrant’s directors and officers are parties to indemnity agreements that generally provide that such persons will be indemnified if, among other things, they are or are threatened to be made a party or participant in any proceeding (which includes, among other things, investigations and certain alternate dispute resolution mechanisms including arbitration and mediation) or any claim, issue or matter therein, to the extent not prohibited by applicable law, including with respect to losses actually and reasonably incurred by them (or on their behalf), among others, arising out of or in connection with: (i) the person’s appointment as a director or officer or serving in such capacity; (ii) an act done, concurred in or omitted to be done in connection with the director or officer’s performance of his functions, or service, as a director or officer; or (iii) an investigation, examination or other proceeding ordered or commissioned in connection with the affairs of the Registrant or certain other corporate bodies, including the same reasonably incurred as a result of defending or settling any proceeding.  The indemnity agreements also provide for in certain circumstances, among other things, indemnification where the director or officer is called as a witness because of his directorship or office. The indemnity agreements also provide for advancement of expenses to the directors and officers in connection with legal proceedings. The terms of the indemnity agreements are subject to certain exceptions or exclusions, including to the extent required by applicable law, including the repayment or advancement of expenses in certain circumstances. The Registrant has also agreed to maintain any indemnity agreements that applied to the present and former directors or officers of Rowan, which are similar in general scope.  The Registrant maintains directors and officers insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay the Registrant directors or officers.

Indemnification under Transaction Agreement

The Transaction Agreement provides that, for six years after the effective time of the merger, the Registrant will indemnify the present and former officers, directors, employees, fiduciaries and agents of Rowan and its subsidiaries from liabilities actually and reasonably incurred by them arising out of actions or omissions in their capacity as such whether occurring before or after the Transaction, to the fullest extent permitted under English law. In addition, the Registrant will maintain Rowan’s directors’ and officers’ insurance coverage for six years after the effective time of the Transaction but only to the extent related to actions or omissions prior to the effective time.

Item 7.                   Exemption from Registration Claimed.

Not applicable.

Item 8.                          Exhibits.

Exhibit
Number	Description

4.1

Articles of Association of Ensco plc (incorporated by reference to Annex 2 to the Registrant’s Proxy Statement on Form DEF 14A filed on April 5, 2013, as adopted by Special Resolution passed on May 20, 2013, File No. 1-8097).

4.2	Amended and Restated 2013 Rowan Companies plc Incentive Plan (filed herewith).
4.3	2009 Rowan Companies, Inc. Incentive Plan (filed herewith).
5.1	Legal Opinion of Gibson, Dunn & Crutcher LLP (filed herewith).
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm of the Registrant (filed herewith).
24.1	Power of Attorney (included as part of signature page to this Registration Statement).

Item 9.                   Undertakings.

1.             The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.             The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England, United Kingdom on the 11th day of April, 2019.

ENSCO ROWAN PLC

By:	/s/ Michael McGuinty
	Name:	Michael McGuinty
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carl G. Trowell, Thomas P. Burke, Jonathan Baksht, and Michael McGuinty, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas P. Burke	Director, President and Chief Executive Officer (Principal Executive Officer)	April 11, 2019
Thomas P. Burke

/s/ Jonathan H. Baksht	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 11, 2019
Jonathan H. Baksht

/s/ Tommy E. Darby	Controller (Principal Accounting Officer)	April 11, 2019
Tommy E. Darby

/s/ Carl G. Trowell	Executive Chairman	April 11, 2019
Carl G. Trowell

/s/ William E. Albrecht	Director	April 11, 2019
William E. Albrecht

/s/ Suzanne P. Nimocks	Director	April 4, 2019
Suzanne P. Nimocks

/s/ Thierry Pilenko	Director	April 11, 2019
Thierry Pilenko

/s/ Charles L. Szews	Director	April 11, 2019
Charles L. Szews

/s/ Paul E. Rowsey	Director	April 11, 2019
Paul E. Rowsey

/s/ J. Roderick Clark	Director	April 11, 2019
J. Roderick Clark

/s/ Mary E. Francis	Director	April 11, 2019
Mary E. Francis

/s/ C. Christopher Gaut	Director	April 11, 2019
C. Christopher Gaut

/s/ Keith O. Rattie	Director	April 11, 2019
Keith O. Rattie